UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant
to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2013

Senomyx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50791	33-0843840
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4767 Nexus Centre Drive
San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 646-8300

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

In July 2009 we entered into a Collaborative Research, Development, Commercialization and License Agreement with Firmenich SA related to novel flavor ingredients intended to modify the sweet taste of sucrose, fructose or various forms of rebaudioside, the Target Sweeteners, in select product categories on a worldwide basis. The collaboration agreement, which was subsequently amended in October 2009 and October 2010, provides Firmenich with exclusive rights regarding the discovery, development and commercialization of existing and newly discovered flavor ingredients for use in all forms of foods and beverages for human consumption, excluding non-alcoholic beverages. The collaboration agreement also provides Firmenich with co-exclusive rights with respect to non-alcoholic dry powdered beverages. In addition, we granted Firmenich certain rights to negotiate with us for access to other product categories under specified conditions. The research collaboration was originally focused on synthetic flavor ingredients, but in November 2010 Firmenich exercised its option to extend the research collaboration and commercial licenses to the field of natural flavor ingredients that modify the sweet taste effect of any of the Target Sweeteners for use in the same product categories already subject to the collaboration agreement.

Under the terms of the original collaboration agreement, Firmenich paid us a license fee of $20.0 million, which was paid in three installments. Firmenich also agreed to fund our ongoing research under the agreement for a minimum of two years, with three consecutive options of one year each that could further extend the collaborative research funding period at consecutively higher funding rates through July 2014. Firmenich has previously exercised its first two extension options, which extended the collaborative research funding period through July 2013. Through December 31, 2012, under the terms of this collaboration agreement we have received $32.3 million in license fees, research and development funding and cost reimbursements, as well as four milestone payments totaling $2.0 million.

In April 2013 we amended and restated our collaboration agreement with Firmenich to extend the collaborative research period through July 2016, subject to limited termination rights. A press release announcing the amended and restated collaboration agreement is set forth below in Exhibit 99.1.

Under the terms of this amendment and restatement, Firmenich has committed to pay us an additional $5.0 million, of which $1.0 million will be paid in the second quarter of 2013, an additional $3.0 million will be paid in the third quarter of 2013 and the remaining $1.0 million payable not later than July 27, 2016. We may receive up to an additional $7.0 million based on specific objectives related to new sweet flavor ingredients. Firmenich has also agreed to pay us approximately $13.0 million in research funding over the three year period commencing July 28, 2013 through July 27, 2016. Firmenich also continues to have obligations for other milestone payments, cost reimbursements and royalty payments under an increased royalty rate structure based upon Firmenich sales of flavor ingredients developed under the collaboration.

Under the terms of the amended and restated collaboration agreement, Firmenich will continue to have the exclusive right to commercialize our novel flavor ingredients for use in all forms of foods and beverages for human consumption, excluding non-alcoholic beverages, and a co-exclusive right with respect to non-alcoholic dry powdered beverages; however, with respect to synthetic flavor ingredients Firmenich’s period of exclusivity or co-exclusivity will be limited to a specified period of time. This period is typically 36 months following the first regulatory approval of a flavor ingredient in the United States, but in some circumstances may be up to 48 months. With respect to S6973, the period of exclusivity will be determined based on the timing of future regulatory approval of another sweet flavor ingredient that is selected for development under the terms of the agreement. After the applicable period for each synthetic flavor ingredient we may begin selling that flavor ingredient to other flavor companies. After that same period for each synthetic flavor ingredient, but not earlier than three months following the end of the research funding period, we may also elect to license the flavor ingredient to another third party on a non-exclusive basis. Firmenich may sell the flavor ingredient to food and beverage manufacturers at any time.

Under the terms of the amended and restated collaboration agreement, if all milestones are achieved, and including the payments received in license fees, research and development funding, milestones and cost reimbursements through December 31, 2012, we may be entitled to up to $69.6 million plus additional amounts related to future cost reimbursements. In addition, we are entitled to receive royalties on future net sales of products containing a discovered flavor ingredient from the date of introduction of each product in each country until the expiration of relevant patents. There is no guarantee that we will receive any further milestone payments under this collaboration and any future royalties under this collaboration are uncertain and difficult to predict.

With respect to each flavor ingredient that Firmenich selects for development under the collaboration agreement, we have agreed to continue to be subject to limited restrictions on our ability to develop potentially competing flavor ingredients that enhance the same target sweetener as the selected flavor ingredient for use in the same product categories licensed to Firmenich. These limited restrictions would apply both during the term of the collaboration agreement and, in most instances, after the conclusion of the collaborative research period as well.

Both parties have the right to terminate the collaboration agreement in the event of the other party’s uncured material breach.  In addition, Firmenich has the unilateral right to terminate the agreement at any time following the end of the collaborative research period. Firmenich also has the unilateral right to terminate the agreement after July 27, 2014 under certain limited circumstances. In April 2013, concurrent with the amended and restated collaboration agreement, we entered into a supply agreement under which Firmenich has agreed to supply us with commercial quantities of certain sweet flavor ingredients that they select for development under the collaboration agreement, including S9632 and S6973. The supply agreement has a term of ten years, and is exclusive through 2017 subject to limited exceptions. Pricing for purchases under the supply agreement will be determined in accordance with a pre-determined methodology and the supply agreement also contains other provisions intended to protect adequate supply and competitive pricing. Both parties have the right to terminate the supply agreement in the event of the other party’s uncured material breach. In addition, both parties have the right to terminate the supply agreement in the event of a unilateral termination of the collaboration agreement by Firmenich.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits.

99.1                        Press release of Senomyx, Inc. and Firmenich SA dated April 11, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

	By:	/S/ DAVID B. BERGER
David B. Berger
Senior Vice President, General Counsel and Corporate Secretary

Date: April 11, 2013